UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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THOMPSON CREEK METALS COMPANY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Definitive Proxy Statement dated April 8, 2010

April 23, 2010

To Our Shareholders:

As you know, the annual meeting of shareholders of Thompson Creek Metals Company Inc. (the “Company”) will be held at the Royal York Hotel (British Columbia Room), 100 Front Street West, Toronto, Ontario, Canada on the 6th day of May, 2010, at 10:00 a.m. (EDST). The notice of this meeting, a proxy statement (the “Proxy Statement”) and a form of proxy were sent to you on or about April 8, 2010.

The purpose of this Supplement is to provide shareholders with additional information with respect to the proposed Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (the “Plan”).  The Company undertakes and confirms that it will amend the Plan as follows:

1.  Amend Section 4, “NUMBER OF SHARES SUBJECT TO PLAN AWARDS,” to add the following sentence:

“The total number of Shares issuable under the Plan, at any time, to non-employee directors as a group, shall not exceed 0.5% of the Company’s total issued and outstanding shares at the time of the grant.”

2. Amend Section 18 “TERMINATION AND AMENDMENT OF THE PLAN,” subsection (b) to add the following:

“(viii) any amendment that allows for the reduction of the exercise price or cancellation and reissue of options held by non-insiders; (ix) any amendment that allows for the extension of the terms of options held by non-insiders beyond the original expiry date; (x) any amendment to the eligible participants that may increase limits imposed on non-employee director participation; (xi) any amendment that permits options to be transferable or assignable other than for normal estate settlement purposes; or (xii) any amendment to amend the Plan’s amendment provision.”

The text of the Plan, as appended to the Proxy Statement, will remain otherwise unchanged.

The Board of Directors continues to recommend that shareholders vote their shares FOR approval of the Plan as described in this Supplement and in the Proxy Statement.